UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Manitowoc Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
SOLICITATION AND VOTING
1. PROPOSALS REQUIRING YOUR VOTE
PROPOSAL 1 -- ELECTION OF DIRECTORS
The Board of Directors Recommends Election of the Nominees Whose Names Follow
Nominees for Three-Year Terms Expiring at the Annual Meeting to be Held in the Year 2011
Members of the Board of Directors Continuing In Office
Terms Expiring at the Annual Meeting to be Held in the Year 2009
Terms Expiring at the Annual Meeting to be Held in the Year 2010
PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008
2. GOVERNANCE OF THE BOARD AND ITS COMMITTEES
Governance of the Company
Transactions with Related Persons
Corporate Governance Committee
Audit Committee
Compensation Committee
3. CORPORATE GOVERNANCE COMMITTEE REPORT
4. AUDIT COMMITTEE REPORT
Fees Billed to the Company by PricewaterhouseCoopers LLP during Fiscal 2007 and 2006
Independent Registered Public Accounting Firm
5. EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
6. OWNERSHIP OF SECURITIES
Stock Ownership of Beneficial Owners of More than Five Percent
Stock Ownership of Directors and Management
Section 16(a) Beneficial Ownership Reporting Compliance
7. NON-EMPLOYEE DIRECTOR COMPENSATION

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

March 26, 2008

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of The Manitowoc Company, Inc. which will be held at the Holiday Inn Manitowoc located at 4601 Calumet Drive, Manitowoc, Wisconsin, on Tuesday, May 6, 2008, at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of three directors.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	Such other business as may properly come before the annual meeting.

The Board of Directors of the Company recommends a vote “FOR” election of the three directors named in the enclosed proxy materials, each of whom will serve a term expiring at the annual meeting of the shareholders in 2011; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Whether or not you are able to attend the 2008 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 28, 2008.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that notice, you may view the proxy materials online at www.proxydocs.com/mtw and you may also access and complete the proxy card online at www.proxypush.com/mtw. Or if you prefer you may obtain a copy of the proxy materials, including a hard copy of the proxy card, through the website www.investorelections.com/mtw, or by phone at 1-866-648-8133 or by email at paper@investorelections.com.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending personally.

Sincerely,

Terry D. Growcock
Chairman of the Board

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

March 26, 2008

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on Tuesday, May 6, 2008.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The proxy statement and annual report to shareholders are available at www.proxydocs.com/mtw.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 29, 2008 to facilitate timely delivery.

To the Shareholders of Record of
THE MANITOWOC COMPANY, INC.

The Annual Meeting of the Shareholders of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 6, 2008
Meeting time:	9:00 a.m. Central Daylight Time
Meeting place:	Holiday Inn, 4601 Calumet Ave., Manitowoc, Wisconsin
Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxydocs.com/mtw
Request materials:	Internet: www.investorelections.com/mtw Phone: 1-866-648-8133 Email: paper@investorelections.com

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect three directors of The Manitowoc Company, Inc., all as set forth and described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record as of the close of business on February 29, 2008, are cordially invited to attend and are entitled to vote at the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to properly complete the proxy card on line at www.proxypush.com/mtw or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card which can be obtained by request through the website, toll free number or the email address noted above.

By Order of the Board of Directors

MAURICE D. JONES
Senior Vice President, General Counsel
and Secretary

Manitowoc, Wisconsin

PROXY STATEMENT

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as “we” or the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 6, 2008, at the Holiday Inn Manitowoc located at 4601 Calumet Drive, Manitowoc, Wisconsin, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 26, 2008.

On February 29, 2008, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 129,954,579 shares of Company Common Stock, $0.0l par value per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

For this year’s Annual Meeting, the Company has elected to use the Securities and Exchange Commission’s (“SEC”) new “Notice and Access” model for distribution of proxy materials. Accordingly, all proxy materials for the 2008 Annual Meeting, including this Proxy Statement, are available on the Internet. All shareholders have been separately provided with an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that notice, the proxy materials, including this Proxy Statement and the Annual Report to Shareholders, are available online at www.proxydocs.com/mtw. Also as indicated in that notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in that notice on or before April 29, 2008, to facilitate timely delivery.

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the three director nominees, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the Internet pursuant to the Notice and Access rules, but also may be made by e-mail, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

Required Vote

Proposal 1:  Election of Directors.  Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (three at the Annual Meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.

Proposal 2:  Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.  Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, will be effective if the number of valid votes “FOR” ratification exceed the number of votes cast “AGAINST” ratification, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming this proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against ratification.

The Board of Directors recommends a vote “FOR” the election of the three directors named in the proposal and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The names of the nominees to the Board are set forth below, along with additional information regarding each nominee and the other directors continuing in office. If elected, Messrs. Anderson, Nosbusch, and Tellock will hold office for a three-year term expiring in the year 2011, or until their respective successors are duly elected and qualified. Messrs. Anderson, Nosbusch, and Tellock are presently serving as directors of the Company. Mr. Robert S. Throop has announced his intention to retire from the Board as of the date of the Annual Meeting on May 6, 2008. The Board has begun a search process to replace Mr. Throop.

The election will be determined by a plurality of the votes duly cast. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The three nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, an eventuality which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

The Board of Directors Recommends Election of the Nominees Whose Names Follow

All three nominees were recommended to the Board by the Corporate Governance Committee, and all three are incumbent directors.

Nominees for Three-Year Terms Expiring at the Annual Meeting to be Held in the Year 2011

Dean H. Anderson, 67, President and Owner (2001 to present) of Dynamic Specialties Inc. (privately held), specializing in the sale of equipment and systems to the factory and process automation markets located in Houston, TX. Previously (retired) Senior Vice President Strategic Development (7/97-3/01) and Vice President — Strategic Development (2/95-7/97) of ABB Vetco Gray Inc., an oilfield equipment manufacturer headquartered in Houston, TX. A director of Array Holdings, Inc., Muskeego, OK (privately held). A member of The Manitowoc Company, Inc.’s Board of Directors since 1992. (1)(3)

Keith D. Nosbusch, 57, Chairman (02/05 to present), President and Chief Executive Officer of Rockwell Automation, Inc. (2/04 to present). Rockwell Automation is a leading global provider of industrial automation power, control and information solutions. Also a director of Rockwell Automation, Inc. (2/04 to present). Previously President, Control Systems, a business unit of Rockwell Automation, Inc., and Senior Vice President of Rockwell Automation, Inc. (11/98-2/04). A member of The Manitowoc Company, Inc.’s Board of Directors since 2003. (3)

Glen E. Tellock, 47, President and Chief Executive Officer of The Manitowoc Company, Inc. (May 2007 to present). Previously the Senior Vice President of The Manitowoc Company, Inc. (1999-2007), President of the Manitowoc Crane Group (2002-2007) and Chief Financial Officer (1999-2002). Mr. Tellock also serves as an Emeritus Board member of the University of Wisconsin-Madison School of Business Dean’s Advisory Board, Board member and Chairman of the Association of Equipment Manufacturers (AEM), and a Board member of Astec Industries, Inc. A member of The Manitowoc Company, Inc.’s Board of Directors since 2007.

Members of the Board of Directors Continuing In Office

Terms Expiring at the Annual Meeting to be Held in the Year 2009

Daniel W. Duval, 71, director (12/86-12/99; 12/03 to present), retired interim President and Chief Executive Officer (12/03-07/04), Vice Chairman (until 1999), and President and Chief Executive Officer (1986-1998) of Robbins & Myers, Inc. Robbins & Myers, Inc. is a global manufacturer of specialized fluid management products and systems, headquartered in Dayton, OH. Director (1987 to present) and lead director (5/06 to present) and former Chairman (2002-2006) and interim Chief Executive Officer (6/02-2/03) of Arrow Electronics, Inc. of Melville, New York. Arrow Electronics, Inc. is a worldwide distributor of electronic components and computer products and a leading provider of services to the electronics industry. A member of The Manitowoc Company, Inc.’s Board of Directors since 2000. (1)(3)

Terry D. Growcock, 62, Chairman (10/02 to present) and retired Chief Executive Officer (1998 to May 2007) of The Manitowoc Company, Inc. (also President from 1998 to 10/02). Also, a director of Harris Corporation, Melbourne, FL (8/05 to present), a director of Bemis Manufacturing Company, Sheboygan Falls, WI (privately held) (2/03 to present), Chairman of Wisconsin Manufacturers and Commerce, and a director of the National Association of Manufacturers. A member of The Manitowoc Company, Inc.’s Board of Directors since 1998.

James L. Packard, 65, Retired Executive Chairman (4/05 to 12/06), Chairman of the Board (1986 to 4/05), President (1980-2002) and Chief Executive Officer (1984-2005) of REGAL-BELOIT CORPORATION. REGAL-BELOIT is a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. Also a director of Clarcor, Inc., Nashville, TN, and First National Bank and Trust, Beloit, WI. A member of The Manitowoc Company, Inc.’s Board of Directors since 2000. (2)

Terms Expiring at the Annual Meeting to be Held in the Year 2010

Virgis W. Colbert, 68, Senior adviser to Miller Brewing Company, a leading beer brewer headquartered in Milwaukee, WI. Retired Executive Vice President (1997-2005) of Miller Brewing Company. Also a director of

Merrill Lynch, New York, NY, Stanley Works, New Britain, CT and Sara Lee Corporation, Downers Grove, IL. A member of The Manitowoc Company, Inc.’s Board of Directors since 2001. (2)(3)

Kenneth W. Krueger, 51, Chief Operating Officer (5/06 to present) and former executive vice president (12/05 to 5/06) of Bucyrus International, Inc., a global leader in surface mining equipment manufacturing headquartered in South Milwaukee, WI. Former Sr. Vice President and Chief Financial Officer of A. O. Smith Corporation (8/00-6/05), a global manufacturer of electric motors and water heaters in Milwaukee, WI. Former Vice President Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group, Eaton Corporation, Cleveland, OH (7/99-8/00). A member of The Manitowoc Company, Inc.’s Board of Directors since 2004. (1)(2)

Robert C. Stift, 66, current director and retired Chairman, President and Chief Executive Officer (3/00-12/01) of Strategic Industries, LLC, Edison, NJ, a manufacturer of industrial and consumer products. A member of The Manitowoc Company, Inc.’s Board of Directors since 1998. (1)

(1)	Audit Committee

(2)	Compensation Committee

(3)	Corporate Governance Committee

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and asks that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year December 31, 2008, to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008, will be effective if the number of valid votes “FOR” ratification exceeds the number of votes cast “AGAINST” ratification, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different audit firm. Nevertheless, the Audit Committee will still have the discretion to determine who to appoint as the Company’s independent registered public accounting firm for the December 31, 2008 fiscal year. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

2.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Currently the Board is comprised of ten directors. Eight of the directors are not employees of the Company. Terry D. Growcock is the Chairman of the Board and served as the Chief Executive Officer of the Company until May 1, 2007. On May 1, 2007, the Board of Directors elected Glen E. Tellock as the President and Chief Executive Officer of the Company. The Board of Directors has determined that none of the eight non-employee directors has a material relationship with the Company and that each non-employee director (viz., Dean H. Anderson, Virgis W. Colbert, Daniel W. Duval, Kenneth W. Krueger, Keith D. Nosbusch, James L. Packard, Robert C. Stift, and Robert S. Throop) is independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), under applicable law and the New York Stock Exchange listing standards. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria. Those criteria may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. All eight non-employee directors meet all nine of the criteria.

The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com. A copy of the Corporate Governance Guidelines is also available in print to any shareholder who requests a copy.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company. All of the directors attended the annual shareholders’ meeting in 2007.

The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, and controller, which is part of the Company’s Code of Business Conduct and Global Ethics Policy. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com and is also available in print to any shareholder who requests a copy.

During the fiscal year ended December 31, 2007, the Board of Directors met five times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served. As required in the Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2007. The Corporate Governance Guidelines provide that the chairperson of the Corporate Governance Committee will serve as the presiding director for the executive session. If for any reason the chairperson of the Corporate Governance Committee is unable to attend or perform the presiding role at a particular executive session, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of the presiding director for the particular executive session.

The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors, comprised as follows:

Corporate Governance Committee	Audit Committee	Compensation Committee

Keith D. Nosbusch, Chairman	Robert C. Stift, Chairman	James L. Packard, Chairman
Dean H. Anderson	Dean H. Anderson	Virgis W. Colbert
Virgis W. Colbert	Daniel W. Duval	Kenneth W. Krueger
Daniel W. Duval	Kenneth W. Krueger	Robert S. Throop
Robert S. Throop

Transactions with Related Persons

The Company’s policies and procedures regarding the review, approval and ratification of related party transactions are circumscribed in the director independence criteria adopted by the Board and may be viewed on the Company’s website at www.manitowoc.com, and in the Company’s Code of Business Conduct and Code of Ethics which also may be viewed on the Company’s website at www.manitowoc.com.  The Company’s code of ethics specifically required that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company, no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed at the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange.

There were four meetings of the Corporate Governance Committee during the Company’s fiscal year ended December 31, 2007. For further information see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (6) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy.

All the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has designated Messrs. Anderson, Krueger, and Stift as “audit committee financial experts” as defined in the Company’s Audit Committee Charter and in the Securities and Exchange Commission regulations. The Board has further determined that all members of the Audit Committee are financially literate and that the designation of Messrs. Anderson, Krueger, and Stift as audit committee financial experts does not mean that the other Audit Committee members do not meet the qualifications of a financial expert.

During the fiscal year ended December 31, 2007, the Audit Committee met four times. For further information see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations. A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy.

The Compensation Committee is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the CEO) and effectively implementing the executive compensation program, as established by the Compensation Committee. To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Committee has retained Towers Perrin as its independent compensation consultant.

The Compensation Committee’s responsibilities include:

•	Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans.

•	Reviewing and approving annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits and supplemental benefits of the CEO and other key executives of the corporation.

•	Annually appraising the performance of the CEO and providing developmental feedback to the CEO and, when appropriate, to other key executives of the organization.

•	Annually evaluating CEO and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group.

•	Reviewing and recommending pay levels for non-employee directors for vote by the full board.

There were six meetings of the Compensation Committee during fiscal year ended December 31, 2007. For further information see the “Compensation Discussion and Analysis and Compensation Committee Report” below.

3.	CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders.  The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than the 120th calendar day before the date of the Company’s proxy statement released to the shareholders in connection with the previous year’s annual meeting, for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder/Interested Person Communications.” In considering any timely submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event will a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines, be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy).

Consideration of Candidates for Board that are Incumbent Directors.  The process of evaluating directors for re-election will include a peer review of each director wishing to stand for re-election at the expiration of his/her current term. The Corporate Governance Committee may engage an independent third party professional to assist in the process. The Corporate Governance Committee may also interview each candidate individually. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each candidate seeking re-election. The Corporate Governance Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates and any independent third party professional consultant used in the evaluation process for directors wishing to stand for re-election. Such authority shall include the sole authority to approve the search firm’s and third party professional’s fees and other retention terms.

Consideration of Candidates for Board that are Non-incumbent Directors.  In the event of a vacancy in the Board of Directors that the Corporate Governance Committee anticipates will not be filled by an incumbent director, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee shall have sole authority to retain and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the Policy captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders,” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Shareholder/Interested Person Communications.  As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested person may communicate with the Board of Directors in accordance with the following process. If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of the Director of Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding on to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party.

2.	The basis of the party’s interest in the Company, e.g., if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned.

3.	The identity of the director or directors for whom such communication is intended.

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member.

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member.

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication which the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language which is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.
Corporate Governance Committee
Keith D. Nosbusch, Chairman
Dean H. Anderson
Virgis W. Colbert
Daniel W. Duval
Robert S. Throop

4.	AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007, with the Company’s management;

•	discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by Statement on the Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance); and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007.

Fees Billed to the Company by PricewaterhouseCoopers LLP during
Fiscal 2007 and 2006

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table.

		Audit
Year Ended	Audit	Related		All Other
December 31	Fees	Fees	Tax Fees	Fees

2007	$1,761,800	$212,900	$166,600	$1,500
2006	$1,796,800	$659,000	$220,700	$33,000

Audit fees include fees for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the SEC.

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions.

Tax fees primarily include fees associated with tax compliance, tax consulting, as well as domestic and international tax planning.

All other fees primarily include fees associated with a work force diagnostic review.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the Company’s independent registered public accounting firm are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2008. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the upcoming Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee
Robert C. Stift, Chairman
Dean H. Anderson
Daniel W. Duval
Kenneth W. Krueger

5.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2007, the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

					Number of Securities
					Remaining Available for
	Number of Securities to		Weighted-Average Exercise		Future Issuance Under
	be Issued Upon Exercise		Price of Outstanding		Equity Compensation Plans
	of Outstanding Options,		Options, Warrants, and		(Excluding Securities
	Warrants, and Rights		Rights		Reflected in Column (A))
Plan Category	(A)		(B)		(C)
Equity compensation plans not approved by security holders(1)(3)	1,221,242	(2)	$6	.6136(2)	0	(2)

Equity compensation plans	2,895,894	(4(a))	$19	.6564(4(a))	9,126,214	(4(a))
approved by security	173,600	(4(b))	$20	.2463(4(b))	622,400	(4(b))
holders(4)	256,000	(4(c))(2)	$6	.8544(4(c))(2)	0	(4(c))(2)

Total(3)	4,546,736				9,748,614

(1)	Consists of the Company’s 1995 Stock Plan (which is the predecessor to the 2003 Incentive Stock and Awards Plan) and Deferred Compensation Plan. No additional awards are available for issuance under the 1995 Stock Plan. For a description of the key provisions of the Deferred Compensation Plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Deferred Compensation” and the discussion contained under section 7 — Non-Employee Director Compensation.

(2)	Column (A) does not include 395,774 Common Stock units issued under the Deferred Compensation Plan as of December 31, 2007. Each Common Stock unit represents the right to receive one share of Company Common Stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the Common Stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the Common Stock units. As a result, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan, and does not take into account the Common Stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company Common Stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column (C) includes only those shares remaining available for issuance under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan.

(3)	Does not include the 8,660 shares underlying the outstanding stock options issued under the Grove Investors, Inc. 2001 Stock Incentive Plan, which were assumed by the Company in connection with the acquisition of

Grove Investors, Inc. Those options have a weighted average exercise price of $4.575. No additional options may be granted under the Grove Investors, Inc. 2001 Stock Incentive Plan.

(4)	Consists of (a) the Company’s 2003 Incentive Stock and Awards Plan, (b) the 2004 Non-Employee Director Stock and Awards Plan, and (c) the 1999 Non-Employee Director Stock Option Plan. The 1999 Non-Employee Director Stock Option Plan (the “1999 Director Stock Plan”) is the predecessor to the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). Upon the effective date of the 2004 Director Stock Plan no further awards can be made from the 1999 Director Stock Plan and all shares that would otherwise have been available for new grants under the 1999 Director Stock Plan are no longer available for granting. For a description of the key provisions of the 2003 Incentive Stock and Awards plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Long-Term Incentives”. For a description of the key provisions of the 2004 Director Stock Plan, see the discussion contained in this Proxy Statement under section 7 — Non-Employee Director Compensation.

6.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock as of December 31, 2007.

Name and Address	Amount and Nature	Percent
of Beneficial Owner	of Beneficial Ownership	of Class
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	7,442,595	5.733%

The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	6,732,618	5.190%

(1)	This information is based solely on a Schedule 13G/A, filed with the SEC by FMR LLC on February 14, 2008. In that filing, FMR LLC reports that it has sole voting power with respect to 3,380,511 of the shares and shared voting power with respect to none of the shares, and that it has sole dispositive power with respect to all of the shares and shared dispositive power with respect to none of the shares. FMR LLC reported that it was making the filing on behalf of itself and a subsidiary, Fidelity Management & Research Company, as well as on behalf of Edward C. Johnson 3d, an affiliate of FMR LLC

(2)	This information is based solely on a Schedule 13G, filed with the SEC by The Vanguard Group, Inc. on February 13, 2008. In that filing, The Vanguard Group reports that it has sole voting power with respect to 128,426 of the shares and shared voting power with respect to none of the shares, and that it has sole dispositive power with respect to all of the shares and shared dispositive power with respect to none of the shares. The Vanguard Group reported that it was making the filing on behalf of itself and a subsidiary, Vanguard Fiduciary Trust Company.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each director and director nominee of the Company, by each executive officer of the Company named in the Summary Compensation Table below, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 29, 2008. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock and the executive officers and directors as a group own less than 2% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of their shares as security.

	Number of Shares of Common		Number of Deferred Common
Name	Stock Beneficially Owned(1)		Stock Units Beneficially Owned(2)
Dean H. Anderson	53,002	(5)	32,665
Virgis W. Colbert	95,000	(6)	16,288
Daniel W. Duval	74,434	(7)	16,120
Eric P. Etchart	14,985	(3)(4)(8)	0
Terry D. Growcock	370,043	(3)(4)(9)	23,559
Maurice D. Jones	139,259	(3)(4)(10)	6,824
Kenneth W. Krueger	15,800	(11)	6,314
Carl J. Laurino	164,761	(3)(4)(12)	538
Thomas G. Musial	260,752	(3)(4)(13)	8,552
Keith D. Nosbusch	66,400	(14)	9,745
James L. Packard	130,400	(15)	21,348
Robert C. Stift	94,400	(16)	26,834
Glen E. Tellock	373,310	(3)(4)(17)	9,761
Robert S. Throop	109,800	(18)	113,219

Total of all above-named executive officers and directors	1,962,346		291,767

Total of all executive officers and directors as a group (17 persons)	4,550,363	(19)	394,207	(20)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)	The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	For the following current executive officers, includes the indicated number of shares which were held in their respective 401(k) Retirement Plan accounts as of December 31, 2007, as to which they have sole voting power and shared investment power: Terry D. Growcock — 8,235, Maurice D. Jones — 3,821, Carl J. Laurino — 18,629, Thomas G. Musial — 20,748, and Glen E. Tellock — 17,140.

(4)	Reflects shares beneficially owned as of December 31, 2007, under the 401(k) Retirement Plan, as amended effective April 1, 1999, to provide that, after July 1, 1999, Plan accounts are valued on a daily basis.

(5)	Includes 18,000 shares which Mr. Anderson has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Includes 6,000 shares held in an IRA for Mr. Anderson’s spouse and 3,010 shares held in trusts for the benefit of Mr. Anderson’s grandchildren.

(6)	Includes 52,600 shares which Mr. Colbert has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(7)	Includes 62,600 shares which Mr. Duval has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Excludes 12,000 shares as to which voting and investment power is shared with spouse.

(8)	Includes 14,985 shares which Mr. Etchart has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(9)	Includes 213,950 shares held in a joint revocable trust as to which voting and investment power is shared with Mr. Growcock’s spouse. Also includes 130,252 shares that Mr. Growcock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(10)	Includes 103,900 shares which Mr. Jones has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(11)	Mr. Krueger has no shares under the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan which he has the right to acquire within sixty days following the record date for the Annual Meeting.

(12)	Includes 108,700 shares which Mr. Laurino has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 1,200 shares owned by Mr. Laurino’s spouse.

(13)	Includes 142,548 shares which Mr. Musial has the right to acquire pursuant to the 1995 Stock Option Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(14)	Includes 54,600 shares which Mr. Nosbusch has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(15)	Includes 12,000 shares as to which voting and investment power is shared with Mr. Packard’s spouse. Includes 106,600 shares which Mr. Packard has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(16)	Includes 82,600 shares which Mr. Stift has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 4,000 shares held by Mr. Stift’s spouse in a revocable trust as to which Mr. Stift disclaims beneficial ownership.

(17)	Includes 17,754 shares as to which voting and investment power is shared with Mr. Tellock’s spouse. Also includes 282,564 shares which Mr. Tellock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also excludes 600 shares held by Mr. Tellock’s spouse as custodian for their daughter.

(18)	Includes 18,000 shares which Mr. Throop has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(19)	Includes 252,714 shares of Common Stock as to which voting and investment power are shared, and 2,595,277 shares, as of February 29, 2008, held by the 401(k) Retirement Plan (persons within the group hold sole voting power with respect to 76,890 of these shares, and share investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of benefit management executive officers).

(20)	Also includes 102,440 shares, as of December 31, 2007, as to which the Company, through certain officers, have sole voting power under the Deferred Compensation Plan Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2007 were complied with in a timely manner except as follows.

On April 27, 2007, 0.0053 shares were acquired under the Deferred Compensation Plan for Mr. Daniel W. Duval and 0.0002 shares were acquired under the Deferred Compensation Plan for Mr. Robert S. Throop. However, those acquisitions were not timely reported by the third party plan administrator to either of the individuals or to the Company. Those shares were subsequently reported in a Form 4 filings made on June 13, 2007.

7.	NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.

The 2007 compensation package consisted of cash (Board and committee annual retainers and meeting fees) and equity (stock options and restricted stock) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. The compensation package is intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years. The last review of the program was conducted in 2006.

Approximately two-thirds of the target annual compensation package is delivered in the form of equity, which is designed to promote a greater alignment of interest between the Company’s non-employee directors and its shareholders. The cash portion of the 2007 compensation package was below the market median. As a result of the greater emphasis on equity, the total pay package for 2007 was above the market median. In 2007, equity grant guidelines were set based on the Company’s recent average stock price ending in January 2007. The actual grant price and accounting expense was determined at the date of grant (February 27, 2007). An individual director’s actual annual compensation will vary based on committee memberships, committee chair responsibilities, and the number of Board and committee meetings attended.

Stock awards in 2007 were granted out of the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). The purpose of the 2004 Director Stock Plan is three-fold: (i) to promote the long-term growth and financial success of the Company; (ii) to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors; and (iii) to assist the Company in promoting a greater alignment of interest between the Company’s non-employee directors and its shareholders. The 2004 Director Stock Plan is designed to achieve these goals by providing non-employee directors of the Company with incentives to increase shareholder value by offering them the opportunity to acquire shares of the Company’s Common Stock, receive incentives based on the value of such Common Stock, or receive other equity-based incentives as provided in the 2004 Director Stock Plan. Only non-employee directors of the Company are eligible to receive awards under the 2004 Director Stock Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant awards from time to time in such amounts as it determines and to such non-employee directors as it selects.

The following table summarizes the 2007 compensation elements provided to the Company’s non-employee directors:

Element	Amount
Annual Board Member Cash Retainer	$30,000
Board Per-Meeting Fee	$1,500
Committee Per-Meeting Fee	$1,500
Committee Chairperson Annual Retainer	$7,500
Annual Stock Option Grant(1)	4,200 options
Annual Restricted Stock Grant(2)	1,800 shares

(1)	Stock options were granted on February 27, 2007, with an exercise price equal to the fair market value on the grant date. The options fully vested upon granting and have a 10-year exercise term. The number of shares has been adjusted to reflect the two-for-one stock split on September 10, 2007.

(2)	The Restricted Stock was granted on February 27, 2007, and the restrictions on all the shares lapse on February 27, 2010. The number of shares has been adjusted to reflect the two-for-one stock split on September 10, 2007.

Effective in 2005, the Board implemented stock ownership guidelines for non-employee directors, which require a non-employee director to acquire an amount of the Company’s Common Stock with a value equal to five times such director’s total annual Board member cash retainer (does not include meeting fees or the annual committee chairperson retainer). The guideline requires the stock ownership amount to be met by the later of the end of 2009 or the end of the fifth full calendar year after the director is first elected to the Board. Notwithstanding the fact that existing non-employee directors have until the end of fiscal year 2009 to meet the guideline, all existing non-employee directors currently meet the guidelines.

In addition, under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to Manitowoc’s stock price).

In 2007, stock options and restricted stock were granted at the February meeting of the Board of Directors. Stock options are granted with an exercise price equal to the closing stock price on the date of grant. The stock options have a 10-year term and vest immediately. The restrictions on the restricted stock awards lapse on the third anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted shares will be immediately forfeited if the director ceases to be a member of the Board prior to the restriction lapse date for any reason other than the director’s death or disability; and (ii) the restricted shares are generally transferable, but may not be assigned, pledged or mortgaged prior to the restriction lapse date.

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ending December 31, 2007. The total compensation value is higher than the targeted annual compensation due to the increase in the Company’s stock price in recent years, which resulted in greater accounting expense being assigned to the 2007 stock option and restricted stock awards and the inclusion in the Option Awards column of an accounting expense attributed during the year for option grants made in 2003 and 2004.

					Change in
					Pension Value
					and Nonqualified
	Fees Earned				Deferred
	or		Stock	Option	Compensation		All Other
Name	Paid in Cash		Awards(2)	Awards(3)	Earnings		Compensation(4)		Total
Dean H. Anderson	$49,500		$63,654	$79,153	$0		$0		$192,307
Virgis W. Colbert	$51,000		$63,654	$79,153	$0		$0		$193,807
Daniel W. Duval	$49,500		$63,654	$79,153	$0		$0		$192,807
Kenneth W. Krueger	$52,500		$63,654	$71,055	$0		$0		$187,209
Keith D. Nosbusch	$51,000	(1)	$63,654	$79,153	$0		$0		$193,807
James L. Packard	$54,000	(1)	$63,654	$79,153	$0		$0		$196,807
Robert C. Stift	$52,500	(1)	$63,654	$79,153	$0	(5)	$0	(5)	$195,307
Robert S. Throop	$52,500		$63,654	$79,153	$0		$0		$195,307

(1)	Includes committee chairperson annual retainer of $7,500. Mr. Nosbusch served as chair of the Corporate Governance Committee, Mr. Packard served as chair of the Compensation Committee, and Mr. Stift served as chair of the Audit Committee.

(2)	Reflects the FAS 123R expense during 2007 for outstanding restricted stock awards as to which the restrictions had not lapsed at the beginning of 2007 (includes outstanding awards made in prior years (2004, 2005 and 2006)). The restrictions on restricted stock awards lapse on the third anniversary of the grant date. At year end, each director had 10,600 shares of Restricted Stock outstanding.

(3)	Reflects the FAS 123R expense during 2007 for outstanding stock option awards (includes outstanding awards made in prior years). The options expire ten years from the grant date. Options granted in 2005, 2006 and 2007 vest immediately. Options granted prior to 2005 vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary. At year end, the directors had the following options outstanding: Dean H. Anderson — 18,000, Virgis W. Colbert — 52,600, Daniel W. Duval — 62,600, Kenneth W. Krueger — 34,600, Keith D. Nosbusch — 54,600, James L. Packard — 106,600, Robert C. Stift — 82,600, Robert S. Throop — 18,000. Mr. Krueger had a lower expense due to the fact that he had fewer unvested options which is a result of his having served on the Board for a shorter amount of time (since 2004).

(4)	Not included in these numbers are travel-related expenses of the director’s spouse. From time to time, spouses may be invited to accompany the directors at a Company function at the Company’s expense. During 2007, spouses of directors were invited to attend the February Board meeting. Not all spouses attended the event during 2007. Air fares, meals, and other related expenses for a spouse averaged around $1,000 per spouse attending the Board meeting.

(5)	Amounts do not include $108,932 paid to Mr. Stift during 2007 pursuant to the terms of a Supplemental Executive Retirement Plan of Grove North America, Division of Kidde Industries, Inc. (the predecessor of Grove Investors, Inc.) (“Grove”). Prior to becoming a member of the Board of the Company, Mr. Stift served as an officer of Grove until his retirement in April 1998, and was a participant in the plan when Grove was acquired by the Company in 2002. The benefits Mr. Stift receives under the plan relate solely to his prior service as an officer of Grove and do not relate to his service as a member of the Board of the Company.

8.	COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The discussion and analysis below is designed to assist you with understanding the objectives of our executive compensation program (the “executive compensation program”), the different components of compensation paid to our named executive officers (the CEO, CFO, and three other most highly compensated executive officers other than the CEO and CFO) and the basis for our compensation decisions. This discussion and analysis should be read together with the compensation tables located elsewhere in this Proxy Statement.

Compensation Program Administration

The Compensation Committee of the Board of Directors (“Compensation Committee”) is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Additional information about the role and processes of the Compensation Committee is presented in the Governance of the Board and its Committees — Compensation Committee section.

Compensation Program Objectives and Philosophy

Our executive compensation program aligns the interests of our executives with the interests of our shareholders and motivates our executives to maximize long-term total returns to our shareholders. In addition, our executive compensation program provides competitive total compensation opportunities, at a reasonable cost, in order to attract, motivate and retain highly-qualified executives critical to the achievement of the Company’s financial and strategic goals.

Our compensation program is intended to motivate executives by:

•	Paying for performance. A significant portion of the compensation paid to an executive is variable and “at risk,” and is earned based on the achievement of the Company’s financial goals and/or stock price appreciation.

•	Providing market competitive compensation. Compensation opportunities for executives are established based on a review of compensation offered to executives in comparable positions at general industrial companies of similar size.

•	Encouraging long service. The Company offers several retirement and savings plans, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•	Facilitating executive stock ownership. Long-term incentive awards are paid solely in Company stock, and executive officers are subject to minimum stock ownership guidelines.

It is the Compensation Committee’s philosophy to set overall compensation and each element of compensation paid to our named executive officers and other executive officers to be within a competitive range of market median practices. In connection with its executive compensation determinations, the Company reviews survey data among comparable companies and broader market trends/developments, as provided by the Compensation Committee’s compensation consultant, Towers Perrin. Given the range of its businesses, the Company reviews market pay data among comparably-sized general industrial companies; a specific peer group for pay benchmarking is not used. Survey data of comparable positions are analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data are reviewed periodically for other elements of compensation.

Total Compensation

Overall target compensation for named executive officers is set to be within a competitive range of market median practices. In setting an individual executive’s salary and target incentive award opportunities, the CEO (with respect to his team) and Compensation Committee also consider experience, length of service, individual and Company performance, current market practices, internal equity, and business/people needs. Actual total compensation can vary from target compensation based on the individual’s and the Company’s performance.

Compensation Elements

We believe the executive compensation program described below, by element and in total, best achieves our objectives.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance	Not at risk; eligible for annual merit increases and adjustments for changes in job responsibilities

Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals, as assessed by Economic Value Added (“EVA®”) results, relative to targeted levels	Performance-based (variable) cash opportunity; amount earned will vary based on actual results achieved

Long-Term Incentives	Motivate and reward the achievement of stock price appreciation over time	Majority is performance-based opportunity; amount realized by the executive is dependent upon stock price performance

Retirement Benefits	Facilitate long service with the Company by providing a targeted replacement income level upon retirement	Both fixed and variable aspects; contributions drive growth of funds and future payments

Benefits and Perquisites	Provide additional financial security and other enhanced benefits for executives	Generally fixed; actual cost is based on participation and usage

Change in Control (CIC) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may also receive pay increases at the time of promotions, which, on May 1, 2007, occurred for Mr. Tellock (promoted to President and Chief Executive Officer) and Mr. Etchart (promoted to President — Manitowoc Crane Group). In connection with these promotions, the Compensation Committee increased base salary and target short-term incentive award percentages, and made additional long-term incentive grants. Additional detail regarding each pay element is presented below. A summary of Mr. Etchart’s employment agreement is presented following the discussion of the pay elements.

Base Salary.  Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay data. In 2007, based on consideration of the above mentioned factors, the annualized base salaries of our named executive officers in the same position as the prior year were increased, on average, by 5.6% from 2006. Messrs. Tellock and Etchart received salary increases and other pay adjustments in May 2007, at the time of their promotions. Based upon the survey data provided by the Compensation Committee’s compensation consultant, the base salaries paid to the named executive officers in 2007, on average, approximated the median base salaries of comparable positions in considering an individual’s experience, performance and other factors.

Short-Term Incentives.  The Short-Term Incentive Plan (“STIP”) rewards eligible participants for maximizing shareholder value. The Company believes the creation of shareholder value is best measured by EVA®, a technique developed by Stern Stewart & Co., which measures the economic profit generated by a business. EVA® is equal to the difference between:

i.	Net operating profit after tax (for certain participants who are likely to directly affect improvements in the Company’s tax rate) or net operating profit before tax (for participants who are not likely to directly affect improvements in the Company’s tax rate), defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs; and

ii.	A capital charge, defined as capital employed multiplied by the weighted average cost of capital.

The weighting of an EVA® center for a particular executive depends upon the executive’s primary operating unit responsibilities. The 2007 weightings for the named executive officers were as follows:

•	Corporate Officers: awards based 100% on Corporate EVA® performance

•	Business Segment Presidents: awards based 50% on Business Segment and 50% on Corporate EVA® performance

Participants under the STIP are divided into thirteen classifications, which in 2007 had target incentive award levels ranging from 5% to 80% of base salary. The classification assignment corresponds with what the Company believes is the relative effect of a participant’s job on the Company’s performance.

Awards under the STIP are based on results relative to target EVA® for the participant’s EVA® center (or combination of centers in the case of business segment Presidents). The target EVA® for 2007 varied among the various business units (or participating groups); in total in 2007 there were eleven participating groups. The named executive officers were in either the Corporate or the Crane Group, or a combination of the Corporate and the Crane Group. For 2007, the target EVA® for Corporate and the Crane Group was determined by the actual EVA® paid in 2006 plus 50% of the difference between the actual EVA® paid in 2006 and the actual EVA® achieved in 2006, plus the expected improvement in EVA® for 2007. For Corporate and the Crane Group in 2007, the Plan also set forth a maximum EVA® that could be earned which is determined by the actual EVA® achieved in 2006, plus the expected improvement in EVA® and an amount equal to 150% of the leverage factor for 2007.

Probabilities of achievement are considered in calibrating the expected improvement and leverage factors. The leverage factor is the amount of EVA® above the target EVA® that must be achieved before an incentive award of two times the target incentive award percentage is earned, or stated in the converse, it is the minimum amount of EVA® below the target EVA® that would result in a zero incentive award being earned. The expected improvement and leverage factors are evaluated and recalibrated no less than every three years, and were most recently recalibrated in 2006. The Company retained the services of Stern Stewart & Co. to assist with the 2006 recalibrations.

The 2007 target annual incentive award percentages assigned to the Company’s named executive officers ranged from 50% to 80% of the applicable officer’s base salary, based on the position’s responsibilities and business impact. Awards earned under the STIP can range from 0% to 250% of an individual’s target award opportunity based on actual EVA® results versus the target EVA® for the year. Earned awards, if any, will be fully paid out after the end of the year, subject to the transition of previously accrued “bonus bank” balances. Effective in fiscal year 2005, the Company discontinued the “bonus bank” feature, which held back a portion of above-target awards or credited negative balances (if actual performance “improvement” was negative) to be applied to future awards. Previously accrued “bonus bank” balances were paid out/settled over a three-year period (fiscal year 2005 through fiscal year 2007, with the final settlements made with the incentive award payment for fiscal year 2007). In addition, effective in fiscal year 2005, the Company set a floor (eliminated the potential to accrue negative “bonus bank” balances) and cap (eliminated the potential to earn uncapped awards, a portion of which would have been credited to the “bonus bank”) on potential awards.

2007 Awards Reflect Excellent Performance.  The Company’s actual 2007 EVA® performance was significantly above target EVA® levels resulting in STIP payouts for 2007 performance for the named executive officers equal to the maximum potential award of 250% of their respective award targets. Presented below are the 2007 actual EVA® performance for the EVA® centers applicable to named executive officers and the award earned.

			Award Earned
	2007 Target	2007 Actual	(As a % of Target
EVA® Center	EVA®	EVA®	Opportunity)
Corporate	$89,294,000	$250,708,000	250%

Crane Group	$82,112,000	$221,448,000	250%

The actual incentive award payouts, and any “bonus bank” distributions, for the named executive officers are presented in the Summary Compensation Table, in the column, “Non-Equity Incentive Plan Compensation.” The potential dollar range of the 2007 annual incentive awards, by named executive officer, is presented in the Grants of Plan-Based Awards table.

Use of Discretion.  The Compensation Committee does not use discretion to pay awards under the STIP that would not have otherwise been earned. However, on May 1, 2007, Mr. Tellock was promoted to President and Chief Executive Officer of the Company. In connection with that promotion, the Compensation Committee increased his base salary and target incentive award percentage. The effect of this incentive award was to provide Mr. Tellock with total short-term incentive compensation for 2007 as if his target award percentage were increased to 80% as of January 1 and was calculated as if his base salary had been increased as of January 1, rather than May 1. The STIP does include certain discretionary elements. The STIP allows the Compensation Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as bad debt and inventory reserve expenses and research and development costs) presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee reviews the actual results for a year and considers and approves potential adjustments in accordance with the STIP. With respect to the officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

For 2008, the target EVA® for all participating groups will be based on the prior fiscal year’s actual EVA® achieved plus the expected improvement in EVA® for the current fiscal year.

Long-Term Incentives.  Long-term incentive awards are granted under the Company’s 2003 Incentive Stock and Awards Plan. The 2003 Incentive Stock and Awards Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units. The Compensation Committee has full authority to make awards to executive officers of the Company under the 2003 Incentive Stock and Awards Plan. It determines the type, the number of shares, and the other terms of the awards.

Long-term incentive awards are granted to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in Manitowoc’s stock price. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

In 2007, in order to achieve the executive compensation program’s objectives, the Company granted officers 75% of their total long-term awards in stock options and the remaining 25% in restricted stock. Other employees received grants of stock options and/or restricted stock.

Stock Options.  Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of Manitowoc stock increases relative to the grant/exercise price.

Stock options granted to the named executive officers and other employees during fiscal 2007 have the following terms:

•	Exercise price is the closing trading price on the grant date.

•	Vest annually in 25% increments beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

•	Expire 10 years from the grant date.

Restricted Stock.  Restricted stock is granted to executives to facilitate retention and, for newly hired executives, recruitment. The restrictions on the restricted stock awards granted to executives in 2007 lapse on the third anniversary of the grant date. During the restrictive period, the executive is entitled to any dividends paid on the restricted stock. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement.

The Compensation Committee sets award guidelines for each officer and job classification level based upon market median levels and the Company’s recent average stock price. In 2007, equity grant guidelines were set based on the Company’s 90-day average stock price ending January 2007. The actual grant price and accounting expense was determined at the date of grant (February 27, 2007). On May 1, 2007, Messrs. Tellock and Etchart were promoted and received additional stock option and restricted stock awards. Grant guidelines for stock options and restricted stock awards are determined based on a methodology used in the consultant’s survey data, which is consistently applied for market comparison purposes. This methodology is similar to, but not the same as, the accounting methodology used for determining the FAS 123R fair value that is disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table.

The grant date accounting (FAS 123R) fair value of the 2007 stock option grants and restricted stock awards is presented in the Grants of Plan-Based Awards Table. The ultimate value, if any, which will be realized is not determinable at the date of grant.

Eric Etchart Employment Arrangement.  In addition to the pay elements described above for the named executive officers, Mr. Etchart has a unique relationship with the Company. Mr. Etchart is and remains an employee of Manitowoc France SAS (formerly Potain SAS) and has an employment agreement with that company. As an officer of the Company, Mr. Etchart will be on assignment from Manitowoc France SAS, the terms of which are set forth in an assignment letter dated May 1, 2007. Under the terms of Mr. Etchart’s assignment, he is entitled to a base salary and will participate in the Company’s Short-Term Incentive Plan and the 2003 Incentive Stock and Awards Plan, which are described above.

Furthermore, during his assignment as an officer of the Company, when feasible, he will continue to receive pension, healthcare, retirement and short- and long-term disability benefits under benefit plans sponsored in his home country of France. Under the terms of Mr. Etchart’s employment agreement with Manitowoc France SAS, Mr. Etchart is entitled to the benefits of a category III C classification under the collective bargaining agreement Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie, which benefits include certain severance benefits as described in the Executive Compensation section of this Proxy Statement. Additionally, his employment agreement with Manitowoc France SAS provides in general that (a) all inventions he develops during his employment will belong to the company, (b) all tools and equipment provided him for use in his employment belong to the company and may only be used in connection with his employment, (c) he will work exclusively for the company and will keep company information confidential and maintain himself free of any conflict of interest, (d) he will agree not to compete with the company for a period of up to two years following the termination of his employment in consideration for the payment by the company to him of an amount equal to one-half his base salary for each month during the non-compete period, and (e) either he or the company may terminate the employment agreement upon three months notice (but this notice was modified to six months in connection with his current assignment as an executive officer of the Company). As an executive officer of the Company, Mr. Etchart will also be provided with other benefits customarily provided to executive officers of the Company, including reimbursement of relocation expenses pursuant to Company policy and the compensation and employment arrangements described in this Compensation Discussion and Analysis section and in the Executive Compensation section of this Proxy Statement.

Stock Ownership Guidelines

Effective beginning in fiscal 2005, the Compensation Committee approved stock ownership guidelines for executive officers. The guidelines provide that by the end of 2009 (or within 5 years after the date that the executive officer commenced employment as an officer (or as CEO), whichever is later) each executive officer should hold an amount of stock with a value at least equal to the following:

•	CEO: 5x base salary

•	Other executive officers: 3x base salary

Stock ownership includes shares owned outright, restricted stock, and stock equivalents held in deferred compensation/retirement arrangements. Additionally, one-half of the guideline amount can be met by vested, in-the-money stock options held by the executive. As of December 31, 2007, the named executive officers were in compliance or projected to be in compliance with their respective ownership guideline.

If an executive does not meet his/her ownership requirement measured as of the end of any given year (commencing in 2009 or the fifth anniversary of the date the executive officer was named an officer or became CEO), the executive will be required to acquire during the subsequent year, shares of the Company’s stock having a dollar value equal to, at the time of acquisition, 50% of any earned STIP awards payable during such subsequent year, determined after tax, until compliance is achieved.

Other Pay Elements

The Company’s executive officers are eligible to participate in the following other pay elements:

•	Retirement benefits

•	Deferred compensation

•	Perquisites/Other benefits

•	Change in control severance arrangements

Retirement Benefits.  In order to facilitate the long service of highly-qualified executives, the Company provides retirement benefits. Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”). An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries; additional criteria for participation may be considered by the Compensation Committee. As of January 1, 2007, all of the named executive officers except Mr. Etchart were eligible to participate in the SERP. Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus STIP-related awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump sum or over a period not to exceed ten years.

In addition, active, regular, full-time, non-union, U.S.-based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings Feature, in which participating employees receive a Company match. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account. There are no employee contributions to the Retirement Plan feature. Contributions under the Retirement Plan feature are based on an EVA® formula, subject to a cap, and are reviewed and approved by the retirement committee.

The actuarial change from 2006 in the named executive officers’ SERP benefits and the value of Company annual contributions to The Manitowoc Company, Inc. 401(k) Retirement Plan are presented in the Summary Compensation Table. Detailed information about the SERP is presented in the Pension Benefits Table.

Deferred Compensation.  In order to further help in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan. Eligible participants may elect to defer up to 40% of base salary and up to 100% of awards under the STIP.

Credits to deferred compensation accounts for key employees will also include a contribution by the Company. This contribution equals the amount of compensation deferred by the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement plan contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only Common Stock of the Company). Transfers between the Company Stock Fund and the other funds are not permitted. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The value of the Company’s annual contributions in 2007 to the Deferred Compensation Plan is presented in the Summary Compensation Table. Detailed information about this Plan is presented in the Non-Qualified Deferred Compensation Table.

Perquisites/Other Benefits.  In order to provide a market competitive total compensation package, the Company provides certain perquisites to executives. In 2007, Manitowoc provided the following perquisites and supplemental benefits:

•	Supplemental long-term disability insurance: The Company paid for the amount of the annual premium for long-term disability coverage for each executive above the basic coverage amount.

•	Tax preparation: The Company paid for the fees incurred by the executive in preparing his or her tax return and in planning for the subsequent year.

•	Club membership: The Company paid for the executive’s personal use of corporate memberships and in certain cases the executive’s membership in a local country club that may be beneficial to the executive in fulfilling his or her responsibilities to meet with and/or entertain others in connection with his or her employment responsibilities. The amount of this benefit is disclosed in the All Other Compensation Table and in no case exceeded $9,815 for any executive.

•	Car allowance: The Company paid each executive a car allowance in the amounts noted under the All Other Compensation Table.

•	Internet access: In order to facilitate the performance of his or her responsibilities, the Company will pay for internet access fees for the executive at one remote location.

•	Spousal travel: The Company paid for the expense of the executive’s spouse in accompanying the executive at the February Board meeting and at certain other limited events.

The value of perquisites and supplemental benefits, in total and itemized, provided in 2007 are presented in the Summary Compensation Table and All Other Compensation Table.

Change in Control Severance Arrangements.  In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (Contingent Employment Agreements) with certain key executives (including the named executive officers) which provide for the executives’ continued employment (for a period ranging from one to three years) upon a change in control. All Contingent Employment Agreements with named executive officers are for a period of three years. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the agreements) prior to the end of the employment period. For some officers (Growcock, Tellock, Musial, Laurino and Jones) certain benefits are payable if the executive elects to terminate employment within 90 days of the change in control. Further detail regarding these agreements is presented in the Post-Employment Compensation section.

The Company does not have a formal severance plan for other forms of employment termination, except for the severance benefits to which Mr. Etchart is entitled as an employee of a French company pursuant to the French collective bargaining agreement, as described in the Executive Compensation section of this Proxy Statement. Whether and to what extent the Company will provide severance benefits to named executive officers upon termination (other than due to a change in control) depends upon the facts and circumstances.

Other Executive Compensation Policies

Stock Option Granting Policy.  In 2007, based on the approval of the Compensation Committee, the Company granted stock awards (stock options and restricted stock) to its executive officers and other key employees. Stock awards were granted to key employees in March; stock awards were granted to executive officers and non-employee directors in February. Stock awards are also used to attract executives and key employees, and as such, stock awards are often made to executives and key employees at the time they become employees or officers of the Company. In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards. In all cases, the exercise price of stock options is the closing trading price on the grant date.

Securities Trading Policy.  The Company maintains an Insider Trading Policy which imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its CEO and certain other highly compensated executive officers. Qualified performance-based compensation for the CEO and certain “covered officers” is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 1995 Stock Plan, the 2003 Incentive Stock and Awards Plan, and the Short-Term Incentive Plan (as amended effective January 1, 2007) are intended to qualify for the performance-based compensation exception under Section 162(m). It is the Compensation Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders. Not all of the named executive officers met the requirements of a “covered officer” under Section 162(m) in 2007. Additionally, as a result of the Mr. Tellock’s promotion in May of 2007, the incentive compensation awarded Mr. Tellock under the STIP in 2007 and the supplemental bonus for 2007 noted in the Summary Compensation Table, do not meet the requirements of performance-based compensation and are therefore subject to the deduction limit.

COMPENSATION COMMITTEE REPORT

Management of the Company has prepared the foregoing Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2007 (included in this proxy statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Compensation Committee
James L. Packard, Chairman
Virgis W. Colbert
Kenneth W. Krueger
Robert S. Throop

9.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by our named executive officers during the fiscal year ending December 31, 2007. Actual payouts are presented in the Salary (before deferrals) and Non-Equity Incentive Plan Compensation columns. The accounting expense attributed during the year to equity-based grants in 2007 and prior years is shown in the Stock Awards and Options Awards columns. The actuarial change in the pension value from last year is presented in the Change in Pension Value column; the Company does not provide above market earnings on nonqualified deferred compensation.

								Change in
								Pension
								Value &
								Nonqualified
							Non-Equity	Deferred
Name & Principal					Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus		Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Terry D. Growcock	2007	$850,000	$0		$619,124	$1,419,877	$1,831,933	$3,080648	$102,148	$7,903,730
Chairman & Former	2006	$800,000	$0		$381,488	$1,113,144	$1,631,933	$990,534	$70,122	$4,987,221
Chief Executive Officer

Glen E. Tellock	2007	$492,308	$550,000	(6)	$208,289	$506,101	$564,696	$886,824	$56,958	$3,265,176
President and	2006	$365,000	$0		$110,144	$378,647	$516,571	$227,270	$57,528	$1,655,160
Chief Executive Officer

Carl J. Laurino	2007	$290,000	$0		$127,783	$239,273	$371,419	$158,143	$62,372	$1,248,990
Senior Vice President &	2006	$275,000	$0		$77,488	$168,373	$352,669	$0	$53,985	$927,515
Chief Financial Officer

Eric P. Etchart	2007	$340,000	$0		$16,018	$125,808	$410,330	$0	$212,745	$1,104,901
President — Manitowoc	2006	$263,860	$0		$0	$61,648	$273,082	$0	$227,684	$826,274
Crane Group

Thomas G. Musial	2007	$330,000	$0		$122,476	$318,510	$419,933	$(184,171)	$62,244	$1,068,992
Senior Vice President,	2006	$315,000	$0		$77,680	$275,682	$401,183	$241,884	$52,629	$1,364,058
Human Resources & Administration

Maurice D. Jones	2007	$320,000	$0		$108,468	$247,827	$413,397	$266,342	$55,743	$1,411,777
Senior Vice President,	2006	$290,000	$0		$67,632	$197,931	$375,897	$120,379	$59,178	$1,231,914
General Counsel & Secretary

(1)	Reflects the FAS 123R expense during 2007 for outstanding restricted stock awards as to which the restrictions have not lapsed. The restrictions on restricted stock awards lapse on the third anniversary of the grant date.

(2)	Reflects the FAS 123R expense during 2007 for outstanding stock option awards. The options expire ten years from the grant date and vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

(3)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount reflects (i) the amount earned for performance during the year indicated but not paid until the next year, and (ii) the individual’s remaining portion of his positive bonus bank balance that existed at the commencement of the Company’s 2005 fiscal year following the payment of the awards for the 2004 fiscal year.

(4)	Consists of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan from December 31, 2006 to December 31, 2007. The Company does not provide above-market earnings on non-qualified deferred compensation.

(5)	Consists of compensation included in the All Other Compensation Table which follows this table.

(6)	On May 1, 2007, Mr. Tellock was promoted to President and Chief Executive Officer of the Company. In connection with that promotion, the Compensation Committee increased his base salary as of May 1 and increased his target incentive award percentage effective January 1 to 80% but calculated as if his base salary had been increased as of January 1, rather than May 1. Because the Short Term Incentive Plan does not allow for an increase in the incentive compensation subsequent to the February meeting of the Compensation Committee, a supplemental award was made to Mr. Tellock. The effect of the supplemental award is provide Mr. Tellock with total short-term incentive compensation for 2007 as if his target incentive award percentage were increased to 80% as of January 1 and was calculated as if his base salary had been increased as of January 1, rather than May 1.

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

		Registrant	Registrant
		Contributions	Contributions to		Tax
		to Defined	Deferred		Preparation
		Contribution	Compensation	Insurance	Fee	Car
Name	Year	Plans(1)	Account(2)	Premiums	Reimbursement	Allowance	Other(3)	Total
Terry D. Growcock	2007	$31,371	$0	$4,866	$52,711	$13,200	$7,965	$102,148
	2006	$33,815	$0	$4,866	$16,166	$13,200	$2,075	$70,122

Glen E. Tellock	2007	$31,371	$1,808	$4,675	$1,290	$14,000	$3,814	$56,958
	2006	$35,039	$2,480	$4,675	$787	$10,800	$3,747	$57,528

Carl J. Laurino	2007	$31,371	$3,484	$987	$7,765	$10,800	$7,965	$62,372
	2006	$36,537	$4,711	$987	$0	$10,800	$950	$53,985

Eric P. Etchart	2007	$0	$0	$0	$10,655	$1,800	$210,945	$223,400
	2006	$0	$0	$0	$0	$0	$227,684	$227,684

Thomas G. Musial	2007	$31,371	$0	$7,079	$2,800	$10,800	$10,194	$62,244
	2006	$33,815	$0	$7,079	$608	$10,800	$327	$52,629

Maurice D. Jones	2007	$31,371	$2,436	$2,280	$4,045	$10,800	$4,811	$55,743
	2006	$36,122	$3,168	$2,280	$2,013	$10,800	$4,795	$59,178

(1)	Consists of contributions made by the Company during 2007 under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account.

(2)	Consists of contributions made by the Company in 2008, based on 2007 performance, to the Company’s Deferred Compensation Plan and credited to the executive’s account. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement account contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

(3)	For 2006, includes (a) estimate of meals and other related expenses for spouse accompanying the executive at the February Board meeting — Terry D. Growcock — $200, Glen E. Tellock — $200, Carl J. Laurino — $200, Maurice D. Jones — $200, and Thomas G. Musial — $0; spouses of executives were invited to attend the February 2006 Board meeting with the executive, at the Company’s expense; not all spouses attended that event; meals and other related expenses for a spouse are estimated to be $200 per spouse at the board meeting; (b) reimbursed club membership fees and/or the executive’s personal use of a corporate club membership: Terry D. Growcock — $750, Glen E. Tellock — $3,547, Carl J. Laurino — $750, Eric P. Etchart — $0, Thomas G. Musial — $0, and Maurice D. Jones — $4,595; and (c) internet access fees: Terry D. Growcock — $1,125, Glen E. Tellock - $0, Carl J. Laurino — $0, Eric P. Etchart — $0, Thomas G. Musial — $327, and Maurice D. Jones — $0. For 2007, includes (a) estimate of meals and other related expenses for spouse accompanying the executive at the February Board meeting — Terry D. Growcock — $200, Glen E. Tellock — $200, Carl J. Laurino — $200, Eric P. Etchart — $0, Thomas G. Musial — $0, and Maurice D. Jones — $200. Spouses of executives were invited to attend the February 2007 Board meeting with the executive, at the Company’s expense; not all spouses attended that event; meals and other related expenses for a spouse are estimated to be $200 per spouse at the board meeting; (b) reimbursed club membership fees and/or the executive’s personal use of a corporate club membership: Terry D. Growcock — $7,765, Glen E. Tellock —

$3,614, Carl J. Laurino — $7,765, Eric P. Etchart — $0, Thomas G. Musial — $9,815, and Maurice D. Jones — $4,611; and (c) internet access fees: Terry D. Growcock — $0, Glen E. Tellock — $0, Carl J. Laurino — $0, Eric P. Etchart — $0, Thomas G. Musial — $0, and Maurice D. Jones — $0. Also, for Eric P. Etchart in 2007 amount includes the following relating to his ex-pat assignment: Family travel — $21,670, Children education — $10,830, Ex-pat rental (housing) — $75,300, and Hardship allowance — $103,145. For Eric P. Etchart in 2006 amount includes the following relating to his ex-pat assignment: Family travel — $17,256, Children education — $20,357, Ex-pat rental (housing) — $97,720, and Hardship allowance — $92,351.

GRANTS OF PLAN-BASED AWARD

The following table sets forth the awards under the Company’s Short-Term Incentive Plan (STIP) and the 2003 Incentive Stock and Awards Plan (stock options and restricted stock). Awards under the STIP were earned in 2007 and paid in early 2008. Other than the stock option awards and the restricted stock awards, which are disclosed below, there were no equity-based incentive awards granted to the named executive officers.

							All Other	All Other
							Stock	Option	Exercise
				Estimated Future Payouts Under			Awards:	Awards:	or Base	Grant Date
				Non-Equity Incentive Plan Awards			Number of	Number of	Price of	Fair Value
							Shares of	Securities	Option	of Stock
		Grant		Threshold	Target	Maximum	Stock or	Underlying	Awards	and Option
Name	Award Type	Date		($)	($)	($)	Units (#)	Options (#)	($/ Sh)	Awards(1)(2)
Terry D. Growcock	STIP			$136,000	$680,000	$1,700,000

	Stock Option	2-27-07						129,900	$29.515	$1,557,030

	Restricted Stock	2-27-07					17,600			$519,464

Glen E. Tellock(3)	STIP			$44,000	$220,000	$550,000

	Stock Option	2-27-07						37,400	$29.515	$451,418

	Stock Option	5-1-07	(3)					27,000	$36.04	$399,870

	Restricted Stock	2-27-07					5,200			$153,478

	Restricted Stock	5-1-07	(3)				3,600			$129,744

Carl J. Laurino	STIP			$29,000	$145,000	$362,500

	Stock Option	2-27-07						27,600	$29.515	$333,132

	Restricted Stock	2-27-07					3,800			$112,157

Thomas G. Musial	STIP			$33,000	$165,000	$412,500

	Stock Option	2-27-07						23,000	$29.515	$277,610

	Restricted Stock	2-27-07					3,200			$94,448

Eric P. Etchart(3)	STIP			$37,400	$187,000	$467,500

	Stock Option	2-27-07						14,000	$29.515	$168,980

	Stock Option	5-1-07	(3)					20,000	$36.04	$296,200

	Restricted Stock	5-1-07	(3)				2,000			$72,080

Maurice D. Jones	STIP			$32,000	$160,000	$400,000

	Stock Option	2-27-07						21,200	$29.515	$255,884

	Restricted Stock	2-27-07					3,000			$88,545

(1)	Reflects the FAS 123R expense over the life of the stock option awards. The options expire ten years from the grant date and vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

(2)	Reflects the FAS 123R expense over the life of the restricted stock awards. The restrictions on restricted stock awards lapse on the third anniversary of the grant date.

(3)	On May 1, 2007, Mr. Tellock was promoted to President and Chief Executive Officer of the Company and Mr. Etchart was promoted to Senior Vice President of the Company and President of Manitowoc Crane Group. In connection with those promotions, Mr. Tellock and Mr. Etchart received an additional award of stock options and restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the stock option awards previously granted to the named executive officers (in any year prior to 2008), which were outstanding at the end of 2007 either due to the award not yet being vested or due to the executive’s decision not to exercise vested awards. The table also sets forth the restricted stock awards previously granted to the named executive offers (in any year prior to 2008) for which the restrictions have not yet lapsed.

	Option Awards(1)				Stock Awards(2)
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options (#)	Options (#)	Exercise	Option Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)
Terry D. Growcock	130,252	0	$6.3075	October 15, 2012	107,400	$5,244,342
	0	231,300	$10.14	May 3, 2015
	0	231,400	$26.10	May 3, 2016
	0	129,000	$29.515	February 27, 2017

Glen E. Tellock	24,000	0	$6.3959	February 16, 2009	34,800	$1,699,284
	35,100	0	$6.3125	February 15, 2010
	864	0	$4.875	October 17, 2010
	200,000	0	$6.3075	October 15, 2012
	22,600	67,800	$10.14	May 3, 2015
	0	66,200	$26.10	May 3, 2016
	0	37,400	$29.515	February 27, 2017
	0	27,000	$36.04	May 1, 2017

Carl J. Laurino	9,000	0	$4.875	October 17, 2010	22,000	$1,074,260
	24,000	0	$8.725	February 21, 2012
	60,000	0	$46.3075	October 15, 2012
	15,700	47,100	$10.14	May 3, 2015
	0	47,200	$26.10	May 3, 2016
	0	27,600	$29.515	February 27, 2017

Thomas G. Musial	18,274	0	$6.3959	February 16, 2009	21,600	$1,054,728
	16,810	0	$6.3125	February 15, 2010
	864	0	$4.875	October 17, 2010
	90,600	0	$6.3075	October 15, 2012
	16,000	48,000	$10.14	May 3, 2015
	0	46,200	$26.10	May 3, 2016
	0	23,000	$29.515	February 27, 2017

Eric P. Etchart	0	2,400	$4.77	February 21, 2013	2,000	$97,660
	0	6,000	$7.54	February 20, 2014
	0	14,400	$10.215	February 25, 2015
	0	19,140	$18.7225	February 24, 2016
	0	14,000	$29.515	February 27, 2017
	0	20,000	$36.04	May 1, 2017

Maurice D. Jones	90,000	0	$6.3075	October 15, 2012	19,000	$927,770
	13,900	41,700	$10.14	May 3, 2015
	0	40,000	$26.10	May 3, 2016
	0	21,200	$29.515	February 27, 2017

(1)	Consists of incentive and non-qualified options to purchase Common Stock of the Company under The Manitowoc Company, Inc. 1995 Stock Plan or the Company’s 2003 Incentive Stock and Awards Plan.

(2)	Consists of restricted stock awarded under the Company’s 2003 Incentive Stock and Awards Plan. Market value calculated based on the closing stock price on December 31, 2007 of $48.83.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each named executive officer, the stock options exercised and the number of restricted shares as to which restrictions lapsed during 2007. The value realized from the exercise of stock options reflects the total pre-tax value realized by the officers (stock price at exercise minus the option’s exercise price). Value from these option exercises was only realized to the extent Manitowoc’s stock price increased relative to the stock price at grant (exercise price). These options were granted to the named executive officers prior to 2007, and options vest in 25% increments annually commencing on the second anniversary of the grant date. Consequently, the value realized by the executives upon exercise of the options was actually earned over several years. During 2007, there were no restricted shares that vested.

	Option Awards(1)		Stock Awards(2)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Terry D. Growcock	431,248	$13,594,494	0	$0

Glen E. Tellock	100,000	$3,140,250	0	$0

Carl J. Laurino	0	$0	0	$0

Thomas G. Musial	139,148	$3,816,203	0	$0

Eric P. Etchart	14,200	$438,630	0	$0

Maurice D. Jones	0	$0	0	$0

(1)	The dollar value realized by stock option exercises in 2007 represents the total pre-tax value realized by the named executive officers upon exercise.

(2)	None of the named executive officers had restrictions lapse upon their outstanding restricted stock awards during 2007. As such, no value is reported.

RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Pension Benefits
(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Supplemental Executive Retirement Plan as of December 31, 2007.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service(1) (#)	Accumulated Benefit ($)	Last Fiscal Year ($)
Terry D. Growcock	SERP	7.58	$6,751,016	$0
Glen E. Tellock	SERP	7.58	$1,806,103	$0
Carl J. Laurino	SERP	1.00	$158,143	$0
Eric P. Etchart	SERP	0	$0	$0
Thomas G. Musial	SERP	7.58	$2,745,324	$0
Maurice D. Jones	SERP	3.00	$475,758	$0

(1)	The number reflects the number of years since the participant began participating in the plan. The plan was adopted by the Company in May of 2000. Currently an executive of the Company is not eligible to participate under the plan until the executive has at least five credited years of service with the Company. Mr. Growcock, Mr. Tellock and Mr. Musial became plan participants at the time of the plan’s adoption in 2000. Mr. Jones began participating in the plan as of January 1, 2005. Mr. Laurino began participating under the plan as of January 1, 2007. Mr. Etchart was not a plan participant during 2007. As of December 31, 2007, the named executive officers had the following actual years of service with the Company: Mr. Growcock — 13.46 years, Mr. Tellock — 16.98 years, Mr. Laurino — 7.99 years, Mr. Etchart 24.67 years, Mr. Musial — 30.42 years; and Mr. Jones — 8.46 years.

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s five-year final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). A participant’s final five-year average pay is computed by averaging the participant’s final five years of base salary (including elective deferrals) and STIP-related awards payable for each year (short-term incentive compensation plus LTIP payments for the year). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump sum actuarial equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80); and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump sum or over a fixed number of years not to exceed ten (10) years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has five credited years of service with the Company and/or its subsidiaries.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2007.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY(2)	in Last FY	Distributions	at Last FYE(3)
Terry D. Growcock	$0	$0	$550,142	$0	$2,294,400
Glen E. Tellock	$25,829	$1,808	$201,967	$0	$701,512
Carl J. Laurino	$49,767	$3,484	$17,014	$0	$173,526
Thomas G. Musial	$0	$0	$219,777	$0	$1,606,851
Eric P. Etchart	$0	$0	$0	$0	$0
Maurice D. Jones	$34,795	$2,436	$132,135	$0	$434,154

(1)	Reflects elective deferrals of compensation earned or payable in 2007. These amounts were also included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

(2)	Consists of contributions made by the Company in early 2008, based on 2007 performance, to the Company’s Deferred Compensation Plan and credited to the executive’s account. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable profit sharing contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent. The contributions made in 2007 based on 2006 performance were $4,711 for Carl J. Laurino, $3,168 for Maurice D. Jones and $2,480 for Glen E. Tellock. These amounts were also included in the All Other Compensation column in the Summary Compensation Table.

Post-Employment Compensation

The Company has entered into Contingent Employment Agreements (the “Contingent Employment Agreements”) with the named executive officers (and certain other key executives and employees of the Company and certain subsidiaries). The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive will continue to be employed by the Company for a period ranging from one to three years. Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees. After a change in control, the executive’s compensation would be subject to upward adjustment at least annually based upon his contributions to the Company’s operating efficiency, growth, production, and profits. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period, if the executive first attains the age of 65, voluntarily retires from the Company, or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive is terminated by the Company without cause, the executive would be entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the annual incentive compensation the executive would have otherwise been paid but for the termination, through the end of the applicable employment period. Upon a change in control, accelerated vesting of stock options and accelerated lapsing of restrictions on restricted stock, is specified in the 2003 Incentive Stock and Awards Plan and the Contingent Employment Agreement. In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. A Contingent Employment Agreement is terminable by either party at any time prior to a change in control. There are two categories of Contingent Employment Agreements. These categories are:

Level A.  This category provides, in addition to the other general rights that are common among all the Contingent Employment Agreements, (i) the executive has the right to terminate his or her employment at any time within ninety days following a change in control and receive an immediate payout essentially equal to three times the executive’s base salary and three times the executive’s average incentive compensation over the previous three years, (ii) if any of the payments to the executive constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code, the Company will pay the executive an amount necessary to offset any excise taxes or additional taxes resulting from the payment of any excess parachute payment, and (iii) if the executive exercises his/her rights outlined in clause (i) above, the executive will be prohibited from competing with the Company for the balance of the three-year period.

Level B.  The Level B form is the basic Contingent Employment Agreement without the special rights and non-competition obligations described above for the Level A form. The employment period for executives under the Level B form may be for any agreed upon period up to three years.

Messrs. Growcock, Tellock, Laurino, Musial and Jones have Contingent Employment Agreements with the rights described in Level A. Mr. Etchart has a Contingent Employment Agreements with the rights described in Level B, with a three-year employment period.

Estimated Payments Upon A Change In Control

The following table presents the estimated payouts that would be made upon a change in control coupled with an executive’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2007. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, including excise tax gross-ups (if any), will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

		Annual				Excise
	Base	Incentive-Based		Restricted Stock		Tax Gross
Name	Salary(1)	Compensation(2)	Stock Options(3)	Awards(4)	Benefits(5)	Up(6)	Total
Terry D. Growcock	$2,550,000	$4,634,375	$16,700,354	$5,244,342	$2,914,054	$4,988,527	$37,031,652
Glen E. Tellock	$1,650,000	$2,083,125	$5,195,619	$1,699,284	$4,229,230	$4,559,390	$19,416,648
Carl J. Laurino	$870,000	$1,031,250	$3,428,249	$1,074,260	$1,895,026	$2,483,210	$10,781,995
Thomas G. Musial	$990,000	$1,187,500	$3,351,491	$1,054,728	$186,150	$0	$7,769,869
Eric P. Etchart	$1,020,000	$881,676	$2,012,008	$97,660	$196,113	$0	$4,207,457
Maurice D. Jones	$960,000	$1,093,750	$2,932,051	$927,770	$1,782,462	$1,771,936	$9,467,969

(1)	Represents 3 times the executive’s base salary at the end of December 31, 2007.

(2)	Represents 3 times the executive’s average earned incentive compensation under the Company’s Short-Term Incentive Plan during the most recently completed 3 fiscal years (2005 through 2007) and in the case of Mr. Tellock, includes the supplemental bonus for 2007 as disclosed on the Summary Compensation Table. As Mr. Etchart’s 2005 and 2006 annual incentive payments were denominated in Euros, the average exchange rate for each year (0.80453 and 0.79703 Euros per U.S. dollar, respectively), were used to convert the payments to U.S. dollars.

(3)	Intrinsic value of unvested stock options based on the closing trading price ($48.83) of the Company’s Common Stock at December 31, 2007.

(4)	Represents the value of unvested restricted stock, on which restrictions would lapse upon a change in control, based on the closing price ($48.83) of the Company’s common stock at December 31, 2007.

(5)	Represents 3 times the value of the annual benefits provided to the executive and 3 years additional credited service under the SERP. Mr. Musial would not receive additional benefits under the SERP as Mr. Musial’s benefit is fully accrued. The figures also include the following: (a) $14,000 annual cost of health and welfare benefits for Mr. Etchart and Mr. Jones; (b) $20,000 annual cost of perquisites and $31,371 company-provided qualified defined contribution on an annual basis for Mr. Jones; and (c) Mr. Etchart does not receive additional retirement benefits at 12/31/07 termination.

(6)	Represents the estimated amount payable for excise and related income taxes owed on potential severance-related payments following a change in control and termination of employment, as of December 31, 2007. The estimate was developed based on applicable provisions of the Internal Revenue Code.

As stated in the Compensation Discussion and Analysis, the Company does not have a formal severance plan or other forms of employment termination except in the event of a change in control as described above, and except for the severance benefits to which Mr. Etchart is entitled as an employee of a French company pursuant to the French collective bargaining agreement, as described below. Whether and to what extent the Company will provide severance benefits to named executive officers upon termination (other than due to a change in control) depends upon the facts and circumstances. As such, the Company is unable to estimate the potential payouts under other employment termination scenarios.

Eric P. Etchart Severance Benefits

As mentioned previously, as an employee of Manitowoc France SAS, Mr. Etchart is also covered by a collective bargaining agreement, Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie. The collective bargaining agreement provides for certain severance payments to which Mr. Etchart would be entitled, determined as follows: 120% of the sum of (a) 1/5th of one month’s salary and incentive compensation per year of service for the first seven years of service, plus (b) 3/5ths of one month’s salary and incentive compensation per year of service for each year of service above seven years. For purposes of the foregoing, one month’s salary and incentive compensation is deemed to be 1/12th of the total salary and incentive compensation for the twelve months preceding the severance date. Since Mr. Etchart’s employment began in 1983 he has 25 years of seniority for purposes of calculating his severance. Therefore, assuming a December 31, 2007 termination date, his severance would be $915,403, which is calculated based on the following formula: ((1/5 × 7) + (3/5 × 18))×1.2 = 14.64 multiplied by 1/12th of his total salary and incentive compensation for 2007, or 14.64 × 1/12 × $750,330 = $915,403. Additionally under the terms of the collective bargaining agreement, Mr. Etchart is entitled to six months notice of termination. Mr. Etchart would be entitled to his full compensation and benefits during the six month notice period.

10.	MISCELLANEOUS

Other Matters

Management knows of no business which will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the Annual Meeting of Shareholders in 2009 must be received no later than December 4, 2008, at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s Annual Meeting proxy material under the Securities and Exchange Commission’s proxy rules.

Under the Company’s Bylaws, written notice of shareholder proposals for the 2008 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year’s Annual Meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to May 1, 2008, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s Bylaws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available online at www.proxydocs.com/mtw and also through the Company’s website: www.manitowoc.com. In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Maurice D. Jones, Senior Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Maurice D. Jones, Senior Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2007 Annual Report or this Proxy Statement, please contact Maurice D. Jones at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

MAURICE D. JONES
Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin
March 26, 2008

■	■
ANNUAL MEETING OF THE MANITOWOC COMPANY, INC.

Time:	Tuesday, May 6, 2008 at 9:00 a.m. (CDT)
Place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin See Voting Instruction on Reverse Side.
Please make your marks like this: ☒ Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR the listed nominees in Proposal 1 and FOR Proposal 2.

1:	Election of Directors
		For	Withhold

	01 Dean H. Anderson	☐	☐

	02 Keith D. Nosbusch	☐	☐

	03 Glen E. Tellock	☐	☐

2:	Issues	For	Against	Abstain

		☐	☐	☐
Ratification of the appointment of PricewaterhouseCoopers, LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3:	In their discretion, to transact such other business as may properly come before the Annual Meeting.

Comments: Please print your comments below.

■	Please mark this box if you plan to attend the meeting in person.	☐	■
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above
The Manitowoc Company, Inc.
Annual Meeting of the Shareholders of The Manitowoc Company, Inc.
to be held Tuesday, May 6, 2008
For Shareholders of record as of February 29, 2008

Go To
www.proxypush.com/mtw
• Cast your vote online.	OR	•	Use any touch-tone telephone.
• View Meeting Documents.		•	Have your Voting Instruction Form ready.
		•	Follow the simple recorded instructions.

OR	•	Mark, sign and date your Voting Instruction Form.
	•	Detach your Voting Instruction Form.
	•	Return your Voting Instruction Form in the postage-paid envelope provided.
All votes must be received by 5:00 p.m., Eastern Time May 5, 2008.

PROXY TABULATOR FOR

THE MANITOWOC COMPANY, INC. PO BOX 11433 NEW YORK, NY 10203-0433

EVENT #

CLIENT #

OFFICE #

Proxy — The Manitowoc Company, Inc.
Proxy/Voting Instructions Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 6, 2008.
The undersigned appoints Glen E. Tellock and Maurice D. Jones or either of them as proxies for the undersigned, with full power of substitution to vote the shares of stock of The Manitowoc Company, Inc. (“the Company”), of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Manitowoc located at 4601 Calumet Ave., Manitowoc, Wisconsin on Tuesday, May 6, 2008 at 9:00 a.m. (CDT).
1.	Election of Directors — Nominees: Dean H. Anderson, Keith D. Nosbusch, and Glen E. Tellock.

2.	Ratification of the appointment of PricewaterhouseCoopers, LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, all as set forth in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.
If you hold shares of Company Common Stock in the Dividend Reinvestment Plan or The Manitowoc Company, Inc. 401(k) Retirement Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.
The Board of Directors of the Company recommends a vote “FOR” the election of the three director named in the proxy materials, each of whom will serve a term expiring at the annual meeting of the shareholders in 2011; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2008.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.